[FORM OF]
2014 Restricted Stock Unit Award

May 6, 2014

2014 Stock-Settled Restricted Stock Unit Award for:
[DIRECTOR NAME]

This notice confirms the grant of Stock-Settled Restricted Stock Units (“RSUs”) by the Company to you on the terms described below:

Grant Date:	May 6, 2014
RSUs Awarded:	3,016 Shares
Grant Date Per Share Fair Market Value:	$43.10
Grant Date Total Fair Market Value:	$130,000

Vesting. This grant of RSUs, including dividend equivalents accrued on the grant, will vest 100% on the date of the 2015 Annual Meeting if you remain in active service as a director. If you retire during the calendar year that retirement is required Director Retirement Policy, you will vest pro rata on a monthly basis on the date of your retirement. Completion of 15 or more days will constitute a full month for this purpose. Vesting of the award will immediately cease on the date that you cease to be a member of the Board of Directors for any other reason. The unvested portion of your award will be forfeited.

Normal Distribution of RSUs. Unless you elected to defer the awards under the Company’s Non-Qualified Deferred Compensation Plan for Outside Directors, as amended (the “Deferred Compensation Plan”), the RSUs granted to you will be distributed in shares of Company stock immediately upon vesting.

Optional Deferred Distribution of RSUs. If you elected to defer the RSUs under the Deferred Compensation Plan, RSUs will be credited to your account under that Plan. The RSUs will be considered a “Stock-Settled Award” for all purposes under the Deferred Compensation Plan and remain invested in Company stock. Vested RSUs will be distributed in accordance with your elections in Company stock following your termination of service. You will receive cash for any partial shares.
Dividend Equivalents. When a dividend is paid on Company Stock, whether or not you have elected to defer your RSUs, the Company will credit to your account an additional number of RSUs. The number of RSUs to be credited is determined by dividing the dividends paid in respect of the number of RSUs held by you on the relevant dividend record date by the fair market value of Company’s stock on that dividend record date.
Adjustments. The value and attributes of each RSU will be appropriately adjusted consistent with any change in the Company’s common stock, including a change resulting from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, or combination or exchange of shares.
Incorporation of Plans. This award is granted under and is subject to the terms and conditions specified in the West Pharmaceutical Services, Inc. 2011 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). If you have elected to defer the RSUs, this grant is also subject to the terms and conditions of the Deferred Compensation Plan.

The Participant Information Statement, which contains additional information about the Plan, including the U.S. federal tax consequences of awards based on the state of the law at the time the grant was previously distributed. If you need a copy, please contact me.

Very truly yours,

[ELECTRONIC SIGNATURE]

Rachael M. Bushey
Vice President, Deputy General Counsel, and Secretary